Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147829 on Form S-3 and the related prospectus supplement dated February 3, 2010 of our report dated March 26, 2009 (January 29, 2010 as to the retrospective restatements described in Note 1(c) to the consolidated financial statements related to the adoption of the revised IAS 1 Presentation of Financial Statements in 2009, the change in the composition of Cadbury plc’s reportable segments implemented in 2009 and the misclassification between cash and cash equivalents and short-term investments), relating to (1) the financial statements of Cadbury plc and its subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 1(c) to the consolidated financial statements) and (2) our report dated March 26, 2009 on the effectiveness of Cadbury plc and its subsidiaries’ internal control over financial reporting as at December 31, 2008, appearing in Kraft Foods Inc.’s Current Report on Form 8-K filed with the SEC on February 3, 2010. We also consent to the reference to us under the heading “Experts” in the prospectus supplement dated February 3, 2010, which is part of Registration Statement No. 333-147829.

DELOITTE LLP

Chartered Accountants and Registered Auditors

London, United Kingdom

February 3, 2010